Exhibit (xiii)
FORM OF COMMUNICATION TO ELIGIBLE EMPLOYEES
REJECTING THE ELECTION FORM
UNDER THE OPTION EXCHANGE PROGRAM

To:	[Name of Tendering RF Micro Devices, Inc. Eligible Employee]
From:	Brenda Hatley, Senior Treasury Analyst
Date:	[Date of transmission]
Subject:	Rejected Election Form under Option Exchange Program
Unfortunately, your Election Form (whether submitted electronically through the Option Exchange Program website at www.rfmdoptionexchange.com or in paper form) regarding our Option Exchange Program was either inaccurate or incomplete and was not accepted. [Reasons for rejection to be described]. If you wish to participate in the Option Exchange Program, please: (i) submit a new Election Form electronically through the Option Exchange Program website at www.rfmdptionexchange.com and follow the instructions on the website or (ii) complete and execute the attached new Election Form in paper form and send it as soon as possible to the attention of Brenda Hatley by hand, interoffice mail, facsimile ((336) 678-0360) or by regular or overnight mail. If you use regular or overnight mail, send it to RF Micro Devices, Inc., 7628 Thorndike Road, Greensboro, NC 27409-9421, Attn: Brenda Hatley, Senior Treasury Analyst.
RFMD must receive the Election Form (whether submitted electronically through the Option Exchange Program website or submitted in paper form) before 9:00 A.M. Eastern Daylight Time on Friday, August 7, 2009 (unless the offer is extended by RFMD in its sole discretion). Please ensure that you receive a confirmation of receipt from us after you submit your Election Form.
If we do not receive an accurate and complete Election Form from you before the deadline for the Option Exchange Program, all stock options currently held by you will remain intact at their original price and original terms.
If you have questions about the Offer to Exchange or the Election Form, or the Option Exchange Program generally, please send your question(s) to our internal e-mail address, OEC@rfmd.com, or contact us by fax to ((336) 678-0360).